EXHIBIT NO. 99.1




                         BIG FLOWER BEGINS INTERNATIONAL
                        EXPANSION WITH ACQUISITION OF UK
                                 DIRECT MARKETER
   Olwen Direct Mail Adds International Full-Service Direct Mail Capabilities

         New York City (Sept. 18, 1997) - Big Flower Press Holdings, Inc. (NYSE:
BGF), announced today that it has completed the acquisition of UK-based Olwen Direct Mail Ltd, a privately-owned direct marketing company with 1996 sales of approximately $30 million. Olwen, headquartered in South London, England specializes in full-service direct mail preparation including prepress, printing, personalization, finishing and mailing as well as database services such as response analysis and target customer profiling. In addition to the UK facility, Olwen operates a database management operation and international direct mail group in Baltimore, Maryland. The terms of the acquisition were not disclosed.

         "We are pleased to begin our international expansion with Olwen, which is an innovative leader in the direct mail business. We believe there is a growing market for global solutions to advertising and direct marketing requirements among many of our multinational customers, and this first acquisition outside the US is a strong initial step toward satisfying their needs," said Edward T. Reilly, President and Chief Executive Officer of Big Flower.

         Angus Fisher, Managing Director of Olwen Direct Mail said, "I am delighted Olwen has become a member of the Big Flower group of companies where our strong business performance, first-rate customer service abilities and growth potential can be enhanced."

         Olwen was founded in 1982 as a printer for the UK's direct mail industry. Since 1989, Olwen progressively expanded its range of specialist services, including the development of its own software to process and manage lists and other data supplied by


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its clients. Today, Olwen provides a comprehensive, one-stop production service to more than 150 blue-chip clients in financial services, advertising and publishing.

         "We intend to coordinate Olwen's operations with those of Webcraft, our US direct mail business, and we expect to capitalize on that relationship. Olwen's worldwide mailing expertise, particularly in its US subsidiary, will complement Webcraft's service capabilities. In addition, Olwen's highly-refined short-run capabilities, which are necessary to satisfy Europe's differentiated language and culture-specific markets, could be applicable in several market segments in the US," Mr. Reilly added.

         Big Flower is a leading advertising and marketing services company specializing in advertising insert programs, circulation-building newspaper products, digital image and content management, customized direct mail products and fragrance samplers. Its 1996 annualized revenues were approximately $1.4 billion.

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For more information, please contact:

        Nancy S. Murray     or    Angus Fisher
        Big Flower                or Andy Ruddle
        212.521.1606              Olwen Direct Mail
                                  0181.253.7000




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